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                                                                                                 EXHIBIT 12

NORTHEAST UTILITIES

Ratio of Earnings to Fixed Charges

(Thousands of Dollars)
                                                          Year      Year       Year       Year       Year
                                                          1999      2000       2001       2002       2003
                                                          ----      ----       ----       ----       ----
Earnings, as defined:

  Net income before extraordinary item and
    cumulative effect of accounting changes.......     $ 34,216   $205,295   $220,124   $152,109   $121,152
      Income taxes................................       98,611    161,725    171,483     82,304     59,862
      Equity in earnings of regional
        nuclear generating and transmission
        companies.................................       (2,905)    13,667      3,090     11,215      4,487
      Minority interest...........................        9,300      9,300      3,100       -          -
      Fixed charges, as below.....................      279,851    311,175    295,141    273,711    251,191
                                                       --------   --------   --------   --------   --------
  Total earnings, as defined......................     $419,073   $701,162   $692,938   $519,339   $436,692
                                                       ========   ========   ========   ========   ========
Fixed Charges, as defined:

  Interest on long-term debt......................     $258,093   $200,696   $147,049   $134,471   $126,259
  Interest on rate reduction bonds................         -          -        87,616    115,791    108,359
  Other interest..................................        5,558     98,605     44,993     20,249     11,740
  Rental interest factor - capital................       13,700      8,657     13,144        600      2,300
  Rental interest factor - 1/3 operating..........        2,500      3,217      2,339      2,600      2,533
                                                       --------   --------   --------   --------   --------
  Total fixed charges, as defined.................     $279,851   $311,175   $295,141   $273,711   $251,191
                                                       ========   ========   ========   ========   ========
Ratio of earnings to fixed charges................         1.50       2.25       2.35       1.90       1.74
                                                       ========   ========   ========   ========   ========
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